Exhibit 99.8

Worldwide Pipeline Rehabilitation	17988 Edison Avenue Chesterfield, MO 63005 www.insituform.com	David F. Morris Senior Vice President, General Counsel & Chief Administrative Officer Phone: 636-530-8020 Fax: 636-530-8701 E-mail: dmorris@insituform.com

March 6, 2008

VIA E-MAIL AND FACSIMILE

Mr. Matthew J. Diserio, President
Water Asset Management, LLC
425 Park Avenue, 27th Floor
New York, New York  10022

Dear Mr. Diserio:

I thank you and Marc Robert for taking the time to meet with members of our Board, Stephanie Cuskley, John Dubinsky and Shelly Weinig, and myself last Thursday, February 28, 2008.

We believe that our session was useful in understanding the concerns of TRF Master Fund (Cayman) LP (“TRF”) as a stockholder of Insituform Technologies, Inc. (the “Company”).  We hope that you too found it helpful to your understanding of the concerns of our Board and the qualifications that it seeks in new directors.  Our Board has asked me to reiterate the invitation of our Corporate Governance & Nominating Committee to interview any potential nominees that TRF reasonably believes may be suitable to stand for election to our Board.  As discussed, we are particularly interested in identifying a candidate with substantial operating experience in the industries in which the Company operates.  We believe such a candidate could add considerable value to the Company.

The Board has delayed the Company’s annual meeting in order to accommodate the search for a viable candidate for nomination to the Board, but can only do so for a limited period and therefore, plans to file a preliminary proxy statement with the Securities and Exchange Commission in the next couple of weeks.  Accordingly, if TRF has a recommendation for a suitable candidate to the Board, it would need to notify the Company of such recommendation in a timely manner in order to permit sufficient time to interview and assess the qualifications and characteristics of such potential candidate prior to the filing of our preliminary proxy statement.

    Sincerely,

    INSITUFORM TECHNOLOGIES, INC.

    By:
           David F. Morris
           Senior Vice President, General Counsel
           and Chief Administrative Officer
cc:           Board of Directors